Exhibit 99.1

Apricus Expands Development Pipeline

With the In-Licensing of U.S. Rights for Fispemifene, a Phase2b Ready Asset,

from Forendo Pharma

Targeting Urological Conditions in Men

— Apricus Funds Upfront License Fee and 2015 Phase 2b Development Cost with

$10 Million Venture Debt Financing —

— Conference Call Today, Monday, Oct. 20, at 8:00 a.m. ET —

SAN DIEGO, CA, October 20, 2014 — Apricus Biosciences, Inc. (Nasdaq: APRI), today announced that it has licensed the U.S. development and commercialization rights for a novel selective estrogen receptor modulator (“SERM”), fispemifene, an investigational treatment for urological conditions in men, from Forendo Pharma, a private therapeutics company based in Finland. This license agreement combines Apricus’ expertise in men’s health with Forendo’s established leadership in SERM drug discovery, to advance the development of fispemifene as an investigational treatment for urological conditions in men.

Fispemifene is an oral once-daily, new chemical entity SERM, with a unique profile that is ideally suited for use in men. Fispemifene is a tissue-specific SERM designed to treat secondary hypogonadism, chronic prostatitis and lower urinary tract symptoms in men. Two successful U.S.-based Phase 2 trials have demonstrated clinical proof-of-concept for the treatment of male secondary hypogonadism, without exhibiting the negative effects on prostate health often associated with testosterone replacement therapies. Apricus anticipates commencing a Phase 2b clinical trial during the first half of 2015 to confirm the optimal fispemifene doses to treat men with secondary hypogonadism, while assessing improvements in symptoms commonly associated with low serum testosterone levels, as well as lower urinary tract symptoms in aging men.

Apricus Chief Executive Office, Richard Pascoe, commented, “The in-licensing of fispemifene in the U.S. is a transformative event for Apricus. It marks the achievement of a primary corporate objective of diversifying our pipeline with a complementary drug candidate targeting multiple indications in urology, while building upon the clinical and commercial success of Vitaros, our marketed drug for erectile dysfunction. Importantly, Apricus has funded this major step using an attractive combination of equity, valued at a premium to our current stock price, and venture debt with a four year term.”

Mr. Pascoe continued, “Fispemifene’s product profile offers an exciting next-generation treatment option for men suffering from urological conditions such as secondary hypogonadism, in an existing multi-billion dollar market. Moreover, with new chemical entity exclusivity and a patent estate extending to 2028 and beyond, we believe that fispemifene should deliver long-term value for all shareholders through future clinical development and commercial success.”

Risto Lammintausta, Chief Executive Officer, Forendo Pharma, stated, “Having previously developed and partnered two SERMS that are approved and marketed in the U.S., we are excited to work with the Apricus team, which has a demonstrated track record of innovation within men’s health and a strategy committed to addressing the unmet needs of these patients. Fispemifene, a unique SERM targeted for use in men, will offer both patients and physicians a differentiated alternative for treating urological conditions in aging men. As a partner and now a major shareholder, we look forward to the progress of Apricus’ portfolio of biopharmaceutical programs, including the advancement of fispemifene in U.S. clinical trials.”

License Terms

Under the terms of the agreement, Forendo and its advisors received an upfront license fee of $12.5 million comprised of a $5 million cash payment and the issuance of $7.5 million in Apricus common stock (approximately 3.6 million shares priced at the 360-day average market price of $2.08 per share).

The agreement includes additional potential clinical and regulatory milestones payments to Forendo of up to $45 million, including for potential FDA approval, as well as potential commercial milestone payments totaling up to $260 million, based on achieving specified annual net sales levels up to $1 billion in the U.S. Apricus will also pay tiered low double-digit royalties based on net sales once the product is commercialized. Apricus will be responsible for the clinical development of fispemifene in the U.S., as well as all future commercialization efforts in the U.S. and its territories.

Venture Debt Funding

Apricus also announced today that it has secured $10 million in venture debt financing from Oxford Finance LLC (Oxford) and Silicon Valley Bank (SVB), to fund the cash portion of the acquisition of fispemifene rights and to fund the Phase 2b clinical development program during 2015. With existing cash on-hand, access to the Company’s committed equity financing facility, and $10 million from this non-dilutive Oxford/SVB debt facility, Apricus has fully funded the up-front license fee and the Phase 2b trial costs expected to be incurred in 2015. The venture debt will include interest-only payments for 12 months, followed by payments of principal and interest for 36 months.

Conference Call Details

Apricus will host a live conference call and webcast today at 8 a.m. Eastern Time to discuss the in-license agreement and related matters. To participate by telephone, please dial 877-407-9210 (Domestic) or 201-689-8049 (International). The conference ID number is 13593785. The live audio webcast and associated slide presentation can be accessed via the Investor section of the Company’s website at www.apricusbio.com. The archived webcast will remain available for three months following the live call.

About Fispemifene

Fispemifene is a once-daily orally administered selective estrogen receptor modulator (SERM). A Phase 2b clinical trial is expected to commence during the first half of 2015 to confirm the optimal fispemifene doses to treat men with secondary hypogonadism, and provide proof-of-concept data to evaluate the anti-estrogenic and anti-inflammatory effects of reducing prostate volume and improving urodynamics. Fispemifene acts in secondary hypogonadism by inhibiting the negative feedback of testosterone production via an estrogen-blocking effect at the level of the pituitary, resulting in increased testosterone production in the testes, which in turn restores circulating testosterone levels to within, but not beyond, the normal range. In line with fispemifene’s mechanism of action, the treatment has been shown in Phase 2a studies involving a total of 149 hypogonadal men to normalize testosterone levels while retaining (and, in some cases restoring) testicular function, a feature of importance for infertile younger men with hypogonadal symptoms. Additionally, in line with fispemifene’s anti-estrogenic action on the lower urinary tract (LUT), no negative effects on prostate volume, prostate specific antigen (PSA), or urodynamic obstructive symptoms were observed. Expanding on these observations seen in three-month clinical studies in hypogonadal men, preclinical studies involving fispemifene have shown the potential beneficial anti-estrogenic effects of fispemifene of reducing prostate volume and inflammation and improving urodynamics, opening up additional potential indications for this SERM in men with obstructive LUT conditions and chronic prostatitis.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines to meet the needs of patients. The Company’s lead product, Vitaros®, for the treatment of erectile dysfunction, is approved in Europe and Canada and commercialized in several countries in Europe. Apricus’ marketing partners for Vitaros® include Abbott Laboratories Limited, Takeda Pharmaceuticals International GmbH, Hexal AG (Sandoz), Recordati Ireland Ltd. (Recordati S.p.A.), Bracco S.p.A. and Laboratoires Majorelle. The Company’s second-generation Vitaros room temperature device is under development and is expected to enhance the product’s commercial value. The Company recently initiated a Phase 2a trial for RayVa™, the Company’s product candidate for the treatment of Raynaud’s phenomenon. Femprox®, the Company’s product candidate for the treatment of female sexual interest/arousal disorder, has successfully completed an approximately 400-subject proof-of-concept study. The Company is currently seeking a strategic partner for Femprox. In October 2014, Apricus gained U.S. development and commercialization rights for fispemifene, a selective estrogen receptor modulator, in Phase 2 development.

For further information on Apricus, visit http://www.apricusbio.com.

About Forendo Pharma Oy

Forendo Pharma is a drug development company based in Turku, Finland. Its core competence resides in organ specific hormone mechanisms, giving new opportunities to unmet needs in women’s and men’s health. Forendo Pharma’s key assets are fispemifene, a program with positive Phase II data aimed at treatment of low testosterone levels, and 17ß-HSD1 enzyme inhibitors, aimed at treatment of endometriosis and based on research at the University of Turku. The founding team includes leading academic professionals in endocrinology and pioneers within Finnish drug development. For more information, please visit www.forendo.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: references to the timing of the commencement of a Phase 2b clinical trial for fispemifene; the size of the commercial opportunity for fispemifene; the potential for fispemifene to achieve commercial success; the ability to build a focused commercial organization for fispemifene; and the expected funding under the venture debt facility subject to the initiation of the Phase 2b clinical trial for fispemifene. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of the Company, including, but not limited to: its ability to further develop its product fispemifene for the treatment of secondary hypogonadism, chronic prostatitis in men and lower urinary tract symptoms in men, as well as the timing of such events; Apricus’ ability to obtain and maintain intellectual property protection for fispemifene; Apricus’ ability to carry out clinical studies for fispemifene; Apricus’ ability to draw the additional amounts under the venture debt facility when expected, or at all, including Apricus’ failure to meet the conditions required to draw under the loan and security agreement; Apricus’ ability to remain in compliance with the terms and restrictions under the loan and security agreement; Apricus’ ability to obtain the requisite governmental approval for fispemifene; Apricus’ ability to raise additional funding that it may need to continue to pursue its commercial and business development plans; fluctuations and volatility in Apricus’ stock price, including as a result of the issuance and possible resale of the shares granted as partial consideration for the fispemifene license; and market conditions. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in the Company’s most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from the Company.

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CONTACT: Steve Martin Apricus Biosciences Chief Financial Officer ir@apricusbio.com (858) 222-8041	Investors: Angeli Kolhatkar akolhatkar@burnsmc.com Media: Justin Jackson jjackson@burnsmc.com Burns McClellan (212) 213-0006

Retail: Chris Eddy, David Collins apri@catalyst-ir.com Catalyst Global (212) 924-9800

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